Exhibit 99

CDW Announces First Quarter 2012 Results

Net Sales, Gross Profit and Adjusted EBITDA Reach All Time First Quarter Highs

VERNON HILLS, Ill.--(BUSINESS WIRE)--May 3, 2012--CDW Corporation, a leading multi-brand technology solutions provider to business, government, education and healthcare, today announced first quarter 2012 results. First quarter 2012 highlights included:

  Net sales of $2.319 billion, up 8.9 percent year-over-year
  Gross profit of $384.6 million, up 9.8 percent year-over-year
  Adjusted EBITDA of $166.4 million, up 7.0 percent year-over-year

“The combined power of our balanced portfolio and focus on profitable growth was evident once again as we grew faster than market estimates and delivered record first quarter net sales, gross profit and Adjusted EBITDA,” said Thomas E. Richards, chief executive officer of CDW. “Continuing the trend we saw in the fourth quarter of 2011, sales growth was led by strong performance in our Healthcare and Government channels. An expanded solutions suite and broadened geographic selling and services capabilities coupled with focused sales compensation programs contributed to our profitable growth.”

“CDW’s 2012 priorities remain the same as 2011,” continued Richards. “We intend to continue to profitably outpace market growth through disciplined investment in additional sales and service delivery capabilities, enhanced solutions offerings and enhancing our core operating model.”

“These priorities will ensure we continue to create value for our customers and OEM partners. With national presence, intimate knowledge of customers’ needs and access to more than 1,000 brands and over 100,000 products, CDW is well positioned to extend our track record of growth. Today’s IT market is more complex than ever. Our easy-to-access, easy-to-use and technology-agnostic solutions help our more than 250,000 customers navigate this market,” concluded Richards.

For the quarter ended March 31, 2012, net sales increased 8.9 percent compared to the quarter ended March 31, 2011. Gross profit rose 9.8 percent for the quarter, with gross profit margin at 16.6 percent in the first quarter of 2012, up slightly from 16.5 percent in the first quarter of 2011. Adjusted EBITDA increased 7.0 percent driven by higher net sales and gross margin, partially offset by incremental coworkers coupled with reduced operating leverage due to normal sales seasonality. To support growth goals, the company added approximately 500 coworkers in 2011, primarily in the latter half of the year.

First Quarter of 2012 Results:

Total net sales in the first quarter of 2012 were $2.319 billion compared to $2.130 billion in the first quarter of 2011, an increase of 8.9 percent. Average daily sales of $36.2 million were up 8.9 percent in the first quarter of 2012 compared to $33.3 million in the first quarter of 2011. There were 64 selling days in both the first quarter of 2012 and 2011. CDW has two reportable business segments: Corporate and Public, which represented approximately 94 percent of first quarter 2012 net sales.

  Total Corporate segment net sales in the first quarter of 2012 were $1.363 billion compared to $1.279 billion in the first quarter of 2011, representing an increase of 6.5 percent. Average daily sales in the first quarter of 2012 were $21.3 million compared to $20.0 million in the first quarter of 2011. Net sales for both the Medium/Large and Small Business customer channels in the Corporate segment grew 6.5 percent in the first quarter of 2012.
  Total Public segment net sales in the first quarter of 2012 were $817.6 million compared to $723.9 million in the first quarter of 2011, representing an increase of 12.9 percent. Average daily sales in the first quarter of 2012 were $12.8 million compared to $11.3 million in the first quarter of 2011. The Public segment was led by strong performance in the Healthcare and Government customer channels.
  CDW’s Advanced Services business and Canadian operations, combined as “Other” for reporting purposes, generated net sales of $138.8 million in the first quarter of 2012, representing an increase of 9.8 percent compared to net sales of $126.4 million in the first quarter of 2011. The CDW Advanced Services business consists of customized engineering services delivered by CDW professional engineers and managed services, including hosting and data center services.

Gross profit in the first quarter of 2012 was $384.6 million compared to $350.4 million in the first quarter of 2011, representing an increase of 9.8 percent. Gross profit margin was 16.6 percent in the first quarter of 2012 compared to 16.5 percent in the same period of 2011.

Total selling and administrative expenses, including advertising expense, were $281.0 million in the first quarter of 2012 compared to $258.7 million in the first quarter of 2011, representing an increase of 8.6 percent. In addition to investments in additional coworkers in the second half of 2011, higher payroll costs resulting from increased sales commissions and other variable compensation costs consistent with higher sales and gross profit drove the year-over-year increase. At the end of the first quarter of 2012, total coworkers were 6,839, an increase of 467 coworkers from the end of the first quarter of 2011.

Adjusted EBITDA was $166.4 million in the first quarter of 2012 compared to $155.5 million in the first quarter of 2011, representing an increase of 7.0 percent. Adjusted EBITDA margin was 7.2 percent in the first quarter of 2012 compared to 7.3 percent in the first quarter of 2011.

Forward Looking Statements

The information contained in this release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, the risk factors or uncertainties identified from time to time in CDW Corporation’s filings with the Securities and Exchange Commission (“SEC”). Although CDW believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions “Forward-Looking Statements” and “Risk Factors” in CDW Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC and other subsequent filings with the SEC. CDW undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

EBITDA and Adjusted EBITDA are non-GAAP financial measures. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to the company’s operating performance and cash flows including CDW’s ability to meet its future debt service, capital expenditures, and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in the company’s credit agreements. Reconciliations of EBITDA and Adjusted EBITDA to net income (loss) for the three months ended March 31, 2012 and 2011 are included in the attached schedules.

About CDW

CDW is a leading provider of technology solutions for business, government, education and healthcare. Ranked No. 32 on Forbes’ list of America’s Largest Private Companies, CDW features dedicated account managers who help customers choose the right technology products and services to meet their needs. The company’s solution architects offer expertise in designing customized solutions, while its advanced technology engineers assist customers with the implementation and long-term management of those solutions. Areas of focus include software, network communications, notebooks/mobile devices, data storage, video monitors, desktops, printers and solutions such as virtualization, collaboration, security, mobility, data center optimization and cloud computing. CDW was founded in 1984 and employs more than 6,800 coworkers. For the trailing twelve months ended March 31, 2012, the company generated net sales of $9.8 billion. For more information, visit www.CDW.com.

A live web cast of CDW’s management discussion of the first quarter 2012 results will be available at www.cdw.com/investor. The web cast will begin today, May 3, 2012, at 11:00 a.m. ET / 10:00 a.m. CT. An audio replay of the call will also be available at www.cdw.com/investor for approximately two weeks.

Additional financial and operational data is provided in a series of supplemental slides available at www.cdw.com/investor.

For more information about CDW:

Visit CDW on the Internet at www.CDW.com. Contact CDW Investor Relations via the Internet at investorrelations@cdw.com.

CDW is a registered trademark of CDW LLC.

CDW CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions)
(unaudited)

	Three Months Ended March 31,
	2012	2011	% Change

Net sales	$2,319.2	$2,129.6	8.9%
Cost of sales	1,934.6	1,779.2	8.7

Gross profit	384.6	350.4	9.8

Selling and administrative expenses	251.6	229.3	9.7
Advertising expense	29.4	29.4	0.3

Income from operations	103.6	91.7	13.0

Interest expense, net	(78.9)	(92.1)	14.4
Net loss on extinguishments of long-term debt	(9.4)	(3.2)	nm
Other (expense) income, net	(0.2)	0.5	nm

Income (loss) before income taxes	15.1	(3.1)	nm

Income tax expense	(4.2)	(1.1)	nm

Net income (loss)	$10.9	$(4.2)	nm %

CDW CORPORATION AND SUBSIDIARIES
EBITDA AND ADJUSTED EBITDA
(dollars in millions)
(unaudited)

We have included reconciliations of EBITDA and Adjusted EBITDA for the three months ended March 31, 2012 and 2011 below. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA, which is a measure defined in our credit agreements, means EBITDA adjusted for certain items which are described in the table below. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance and cash flows including our ability to meet our future debt service, capital expenditures, and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements.

	Three Months Ended March 31,
	2012	2011	% Change

Net income (loss)	$10.9	$(4.2)
Depreciation and amortization	52.5	51.6
Income tax expense	4.2	1.1
Interest expense, net	78.9	92.1
EBITDA	146.5	140.6
Adjustments:
Non-cash equity-based compensation	5.7	4.0
Sponsor fee	1.3	1.3
Consulting and debt-related professional fees	0.1	4.0
Net loss on extinguishments of long-term debt	9.4	3.2
Other adjustments (1)	3.4	2.4
Adjusted EBITDA	$166.4	$155.5	7.0%

(1) Other adjustments included primarily certain retention costs.

CDW CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)
(unaudited)

	March 31,	December 31,	March 31,
	2012	2011	2011
Assets

Current assets:
Cash and cash equivalents	$36.5	$99.9	$73.7
Accounts receivable, net of allowance for doubtful accounts of $5.8, $5.4 and $5.0, respectively	1,093.6	1,254.9	1,078.7
Merchandise inventory	346.8	321.7	308.7
Miscellaneous receivables	156.3	143.6	173.9
Deferred income taxes	23.1	24.6	50.6
Prepaid expenses and other	45.0	34.7	44.5
Total current assets	1,701.3	1,879.4	1,730.1

Property and equipment, net	146.1	154.3	154.9
Goodwill	2,209.0	2,208.4	2,210.0
Other intangible assets, net	1,599.4	1,636.0	1,751.2
Deferred financing costs, net	63.5	68.5	72.6
Other assets	2.1	3.0	5.8
Total assets	$5,721.4	$5,949.6	$5,924.6

Liabilities and Shareholders’ Equity (Deficit)

Current liabilities:
Accounts payable – trade	$520.7	$517.8	$555.8
Accounts payable – inventory financing	204.7	278.7	82.8
Current maturities of long-term debt	-	201.0	21.0
Accrued expenses and other liabilities	382.3	343.8	384.0
Total current liabilities	1,107.7	1,341.3	1,043.6

Long-term liabilities:
Debt	3,871.6	3,865.0	4,124.7
Deferred income taxes	673.8	692.0	720.8
Other liabilities	57.7	58.6	75.1
Total long-term liabilities	4,603.1	4,615.6	4,920.6

Total shareholders’ equity (deficit)	10.6	(7.3)	(39.6)
Total liabilities and shareholders’ equity (deficit)	$5,721.4	$5,949.6	$5,924.6

CDW CORPORATION AND SUBSIDIARIES
NET SALES DETAIL
(dollars in millions)
(unaudited)

	Three Months Ended March 31,
	2012	2011	% Change
Corporate:
Medium / Large	$1,089.6	$1,022.9	6.5%
Small Business	273.2	256.4	6.5
Total Corporate	$1,362.8	$1,279.3	6.5%

Public:
Government	$262.6	$231.9	13.2%
Education	221.7	214.6	3.3
Healthcare	333.3	277.4	20.2
Total Public	$817.6	$723.9	12.9%

Other	$138.8	$126.4	9.8%

Total Net Sales	$2,319.2	$2,129.6	8.9%

CDW CORPORATION AND SUBSIDIARIES
DEBT AND WORKING CAPITAL INFORMATION
(dollars in millions)
(unaudited)

	March 31, 2012	December 31, 2011	March 31, 2011

Debt and ABL Revolver Availability
Cash and cash equivalents	$36.5	$99.9	$73.7
Total debt – GAAP basis	$3,871.6	$4,066.0	$4,145.7
Total debt – Term Loan basis (1)	$4,070.7	$4,314.3	$4,196.4
Senior secured debt – Term Loan basis (1)	$1,843.9	$2,048.2	$2,267.9
Outstanding borrowings under ABL Revolver	$-	$-	$176.7
Borrowing base under ABL Revolver (2)	$960.5	$1,072.1	$865.0
ABL Revolver availability	$692.8	$679.3	$554.0
Cash plus ABL Revolver availability	$729.3	$779.2	$627.7

Credit Agreement Coverage Ratios
Senior secured leverage ratio (net basis)	2.5	2.7	3.5
Maximum allowed senior secured leverage ratio	7.0	7.25	7.5
Total net leverage ratio	5.5	5.9	6.6

Working Capital
Days of sales outstanding (DSO) (3)	42	44	43
Days of supply in inventory (DIO) (3)	16	15	15
Days of purchases outstanding (DPO) (3)	(33)	(32)	(27)
Cash conversion cycle (3)	25	27	31
(1)	As defined under our Term Loan agreement. Includes amounts owed under certain inventory financing agreements and excludes unamortized debt premiums.
(2)	Amount in effect at quarter end
(3)	Based on a rolling three month average

CDW CORPORATION AND SUBSIDIARIES
CASH FLOW INFORMATION
(dollars in millions)
(unaudited)

	Three Months Ended March 31,
	2012	2011

Cash flows from operating activities	$223.0	$141.6

Cash flows from investing activities	(8.3)	(16.2)

Net change in accounts payable – inventory financing	(74.0)	54.7
Other cash flows from financing activities	(204.4)	(143.5)
Cash flows from financing activities	(278.4)	(88.8)

Effect of exchange rate changes on cash and cash equivalents	0.3	0.5
Net (decrease) increase in cash and cash equivalents	(63.4)	37.1
Cash and cash equivalents – beginning of period	99.9	36.6
Cash and cash equivalents – end of period	$36.5	$73.7

Supplementary disclosure of cash flow information:
Interest paid, net, including cash settlements on interest rate swap agreements	$(16.3)	$(27.7)
Taxes (paid) refunded, net	$(0.3)	$36.4

CONTACT:
CDW Corporation
Investor Inquiries
Collin Kebo
Vice President, Financial Planning
(847) 419-6383
investorrelations@cdw.com
or
Media Inquiries
Mary Viola
Senior Director, Corporate Communications
(847) 968-0743
mediarelations@cdw.com